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Exhibit 99.3

SEALY CORPORATION

8% Senior Secured Third Lien Convertible Notes due 2016 Offered Pursuant to
Subscription Rights Distributed to Record Holders of Sealy Corporation

May 27, 2009

To Brokers, Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        This letter is being distributed to brokers, securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the "Rights Offering") by Sealy Corporation, a Delaware corporation ("Sealy"), of 8% Senior Secured Third Lien Convertible Notes due 2016 (the "Notes") pursuant to transferable subscription rights (the "Rights"). The Rights are being distributed to all holders of record ("Recordholders") of Sealy's common shares (the "Common Shares") at 5:00 p.m., New York City time, on May 26, 2009 (the "Record Date"). The Rights and the Rights Offering are described in Sealy's Prospectus Supplement dated May 27, 2009, to the Prospectus dated April 9, 2009 (together, the "Prospectus").

        In the Rights Offering, Sealy is offering an aggregate of 7,085,280 Notes. The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on July 2, 2009, unless the period in which to exercise the Rights is extended in the sole discretion of Sealy (as it may be extended by Sealy, the "Expiration Date"). As described in the Prospectus, Recordholders will receive one Right for each Common Share owned of record as of 5:00 p.m., New York City time, on the Record Date.

        Every 13 rights will allow the holder thereof to subscribe for one Note with a subscription price and an initial principal amount of $25.00 (the "Subscription Price") and each Note will initially be convertible into 25 Common Shares at an effective conversion rate of $1 per share. Rights may only be exercised in increments of 13. Fractional Rights will not be issued in the Rights Offering. The rights will be aggregated for all of the Common Shares a holder owns on the record date. To the extent you exercise your Rights in increments of less than 13, the Rights that exceed the multiple of 13 will be returned to you, together with any subscription price relating to such excess, without deduction or interest.

        Sealy Holding LLC, Sealy's majority shareholder and an affiliate of Kohlberg Kravis Roberts & Co. L.P., has agreed, subject to certain conditions, to exercise all the Rights that are distributed to it in the Rights Offering, which Rights will cover $89,665,225 aggregate initial principal amount of the Notes, and to oversubscribe for all the Notes that are not subscribed for (after giving effect to the oversubscription privileges) upon the exercise of Rights distributed to Sealy's other stockholders in the Rights Offering.

        Holders of Rights are entitled to subscribe for additional Notes (up to the number of Notes for which they subscribed under their subscription privilege) at the same subscription price per Note if any Notes are not purchased as of the expiration date by other holders of Rights under their subscription privilege. Holders of Rights must have subscribed for the maximum number of Notes permitted by their subscription privilege in order to exercise their oversubscription privilege. Holders of Rights who submit oversubscription requests will receive their pro rata portion of the aggregate principal amount of any unsubscribed Notes allocated to each such oversubscribing holder in proportion to the relative size of its oversubscription request or such lesser amount as is set forth in the oversubscription request of such holder, subject to rounding and other adjustments. Holders of Rights must indicate on their Beneficial Owner Election Form by the expiration date whether and to what extent they elect to exercise their oversubscription privilege.

        The Rights will be evidenced by transferable subscription rights certificates ("Subscription Rights Certificates") registered in the name of Recordholders. Once a holder has exercised its Rights to purchase Notes, such holder may only revoke such exercise prior to the Expiration Date by following the procedures set forth in the Prospectus. Rights not exercised prior to the Expiration Date will be null and void.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Sealy, the Subscription Agent, the Information Agent or the Dealer Manager.

        For your information and for forwarding to your clients for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     Prospectus;

          2.     Notice of Guaranteed Delivery;

          3.     Subscription Rights Certificate;

          4.     Instruction as to Use of Sealy Corporation's Subscription Rights Certificates;

          5.     A form of letter that may be sent to your clients for whose accounts you hold Common Shares registered in your name or the name of your nominee, with an attached form of instruction; and

          6.     A return envelope addressed to National City Bank, the Subscription Agent.

        We urge you to contact your clients as promptly as possible in order to obtain their instructions with respect to the Rights Offering. In order to subscribe for Notes pursuant to the Rights Offering, a properly completed and executed Subscription Rights Certificate (or corresponding submission through the facilities of The Depository Trust Company), together with full payment of the Subscription Price for the Rights being exercised, must be received by the Subscription Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date. Any payment made by uncertified check will not be deemed to be made, and the related exercise of Rights shall be void, unless such check clears on or prior to the Expiration Date.

        Additional copies of the enclosed materials may be obtained from the Information Agent, National City Bank. The Information Agent's toll-free telephone number is (800) 622-6757. Banks and brokers please call collect at (216) 257-8663.

Very truly yours,
SEALY CORPORATION

        NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF SEALY CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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  Exhibit 99.3
SEALY CORPORATION
8% Senior Secured Third Lien Convertible Notes due 2016 Offered Pursuant to Subscription Rights Distributed to Record Holders of Sealy Corporation